Exhibit 99.1

Sparton Corporation

Fiscal 2012 Fourth Quarter and Full Year Financial Results

September 6, 2012

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Business Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2012 fourth quarter and full year financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

Adjusted operating income, adjusted net income and adjusted income per share – basic and diluted are non-GAAP financial measures that exclude or add the effect of certain gains and charges, including, for fiscal 2011, imputing income taxes at a 36% effective rate. Sparton believes that the presentation of non-GAAP financial information provides useful supplemental information to management and investors regarding financial and business trends relating to the Company’s financial results. More detailed information, including period over period segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors, is included in the Fiscal 2012 Fourth Quarter and Full Year Results press release and form 8-K dated September 5, 2012.

{Slide 3 – Today’s Agenda}

Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal 2012 fourth quarter and full year financial results, provide an update on the status of our liquidity and capital resources, review the progress made with our growth initiatives in the past year, and provide a brief update on the outlook going into fiscal 2013. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at 12:00pm ET.

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I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike.

Good morning and welcome to our fiscal 2012 year-end conference call.

{Slide 4 – 4th Quarter Highlights}

Today, we will begin by reviewing our fourth quarter performance highlights:

•	Adjusted net income of $4.0 million, or $0.40 per share, versus adjusted net income of $2.9 million, or $0.28 per share in the prior year quarter.

•	Adjusted operating margin of 9.9% compared to 7.3% in same quarter last year.

•	Awarded twelve new business programs, of which five were with new customers, during the fourth quarter of fiscal 2012 with estimated future annualized revenue of $5.2 million.

•	Quarter end sales backlog of approximately $148.4 million, representing an 8% increase over a year ago.

•	Adjusted EBITDA of $6.8 million versus $5.1 million in the prior year quarter, an increase of 32%.

•	Subsequent to the fourth quarter, in July 2012 the Company amended and extended its revolving credit facility.

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{Slide 5 – Fiscal 2012 Fourth Quarter Consolidate Financial Results}

For the fiscal year 2012 fourth quarter, our consolidated net sales were $61.3 million compared to $60.9 million in fiscal 2011, an increase of 1% from the prior year quarter. The increase was primarily driven by increased new business and foreign sonobuoy sales, offset by lost sales due to the Siemens dual sourcing decision, a decrease in legacy digital compass sales, and reduced U.S. Navy sonobuoy production.

Our gross profit in the fiscal 2012 fourth quarter was $12.3 million, an increase of 18% as compared to the prior year quarter. The consolidated gross profit percentage in the fourth quarter was 20% in fiscal 2012 compared to 17% in fiscal 2011. The increased margin reflects favorable product mix across all 3 business segments.

Our consolidated fiscal 2012 fourth quarter reported and adjusted operating income was $6.1 million compared to a reported operating loss of $12.3 million with an adjusted operating income of $4.5 million in the prior year quarter. Fiscal 2011 was negatively impacted by impairments of goodwill and customer relationship intangible assets of $13.2 million and $3.7 million, respectively, that were recognized in fiscal 2011 fourth quarter related to the 2006 acquisition of the Company’s Ohio Medical business. The increase in adjusted operating income is reflective of the impact of the improved margins.

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{Slide 6 – Quarterly Adjusted EPS}

On a reported basis, the fiscal 2012 fourth quarter includes a $2.0 million provision for income taxes as compared to a $11.6 million tax benefit in the prior year quarter. The fiscal 2011 income tax benefit reflects the June 30, 2011 reinstatement of approximately $11.7 million of deferred tax assets that the Company expects to utilize in future periods.

Our consolidated fiscal 2012 fourth quarter reported and adjusted net income was $4.1 million and $4.0 million, respectively, or $0.40 per share compared to a reported net loss of $0.7 million or $0.07 per share with adjusted net income of $2.9 million or $0.28 per share in the prior year.

{Slide 7 – Fiscal 2012 Consolidated Financial Results}

As we moved into fiscal 2012, implementing our 5-Year Strategic Growth Plan continued to be the Company’s primary focus. Fiscal 2012’s financial results are one of the many indicators that show the growth investments being made are adding value to the Company today as well as preparing for the future.

For the full fiscal year ended June 30, 2012, our consolidated fiscal 2012 net sales were $223.6 million, increasing 10% or $20.2 million from the prior year. The overall increase in revenue reflects additional sales in the current year from all of our reporting segments due to new business development wins, a full year of sales from the Company’s two fiscal 2011 acquisitions, and increased foreign sonobuoy sales, partially offset by a reduction in U.S. Navy sonobuoy production, legacy digital compass sales, and the loss of sales due to Siemens’ dual sourcing decision.

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Our gross profit in fiscal 2012 was $38.5 million compared to $33.2 million in fiscal 2011. The consolidated gross profit percentage for the year ended June 30, 2012 increased to 17% compared to 16% in the prior year. The increased margin reflects improved results from all three of the Company’s reporting segments.

Selling and administrative expenses as a percentage of sales remained relatively flat at 10% of sales. Fiscal 2012 operating results includes an investment of $1.3 million to internally fund research and development as compared to $1.1 million in fiscal 2011. As previously discussed, fiscal 2011 was negatively impacted by $13.2 million and $3.7 million impairments of goodwill and customer relationship intangible assets.

We finished fiscal 2012 with reported operating income of $14.5 million and adjusted operating income of $14.4 million as compared to a reported operating loss of $3.8 million and adjusted operating income of $10.4 million in fiscal 2011.

A provision for income tax of $5.1 million was recognized for the year ended June 30, 2012 as compared to an income tax benefit of approximately $11.4 million for the year ended June 30, 2011. As previously discussed, the fiscal 2011 income tax benefit reflects the June 30, 2011 reinstatement of approximately $11.7 million of deferred tax assets.

Our reported consolidated net income was $9.5 million or $0.93 per diluted share and adjusted net income of $9.3 million or $0.91 per diluted share in fiscal 2012, versus a fiscal 2011 reported net income of $7.5 million or $0.73 per diluted share and an adjusted net income of $6.6 million or $0.64 per diluted share resulting in a 42% improvement in adjusted earnings per share on a year-over-year basis.

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I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results for the fourth quarter and our liquidity and capital resources.

GREG SLOME (CFO) SPEAKS

Thanks Cary.

{Slide 8 – Medical Operating Results}

Medical Device net sales in the fiscal 2012 fourth quarter increased to $28.4 million, up $0.4 million as compared to the same quarter last year as growth in existing customer programs and revenue from new business wins outpaced $4.2 million of decreased sales to Siemens due to its dual sourcing decision.

The gross profit percentage on Medical sales increased to 15%, up from 13% for the three months ended June 30, 2012 and 2011, respectively. The quarter over quarter comparison primarily reflects favorable product mix for the segment as well as increased capacity utilization at the Frederick, Colorado facility, partially offset by decreased capacity utilization at the Strongsville, Ohio facility.

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{Slide 9 – Complex Systems Operating Results}

Complex Systems net sales for the three months ended June 30, 2012 increased to $15.7 million, up $1.0 million or 7% as compared to the same quarter last year. This increase primarily reflects $1.7 million of increased sales to new and existing customers, partially offset by $0.7 million decreased intercompany sales as compared with the same quarter last year.

The gross profit percentage on Complex Systems sales increased to 16% for the quarter ended June 30, 2012 compared to 12% for the quarter ended June 30, 2011. The quarter over quarter comparison primarily reflects favorable product mix and increased capacity utilization, somewhat offset by certain new program start-up costs in the current year quarter.

{Slide 10 – DSS Operating Results}

DSS net sales for the three months ended June 30, 2012 decreased to $21.0 million, down $1.6 million from the fourth quarter of the last fiscal year, reflecting decreased U.S. Navy sonobuoy production and legacy digital compass sales, partially offset by increased sonobuoy sales to foreign governments and, to a lesser extent, increased engineering sales revenue in the current year quarter.

The gross profit percentage on DSS sales for the quarter ended June 30, 2012 was 27% compared to 21% for the quarter ended June 30, 2011. Gross profit percentage was positively affected in the current year quarter by an increase in foreign sonobuoy sales and a favorable mix on those sales, partially offset by the adverse impact from decreased digital compass sales.

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{Slide 11 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. The only remaining debt outstanding at June 30, 2012 continues to be our Industrial Revenue Bond with the State of Ohio of approximately $1.7 million. During the quarter ended June 30, 2012, the Company made total principal and interest payments of $0.1 million and our debt to equity ratio on June 30, 2012 was at .02 to one.

As of June 30, 2012, the Company had $47 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. On July 20, 2012, the credit facility was amended, extending the maturity date to August 13, 2015, reducing the interest rates on domestic and Eurodollar rate based loans, reducing unused line fees, eliminating any prepayment fee, and lessening the restriction on annual capital expenditures.

Summarizing our cash flows for the fiscal year ended June 30, 2012, operating activities provided $26.9 million of net cash flows. Excluding changes in working capital, operating activities provided $15.7 million in 2012, reflecting the Company’s positive operating performance during the period. Working capital provided $11.2 million of net cash flows in fiscal 2012, primarily reflecting an increase in advances received on U.S. Navy contracts during the year in excess of the funding of production and decreased inventory levels, partially offset by increased accounts receivable.

Cash flows used in investing activities in fiscal 2012 totaled $2.2 million. Fiscal 2012 reflects purchases of plant, property, and equipment of $4.2 million, partially offset by the sale of our investment in Cybernet Systems Corporation for approximately $1.8 million.

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Finally, cash flows used in financing activities in fiscal 2012 totaled $2.3 million and primarily reflected the repurchase of $3.0 million of the Company’s common stock.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Greg.

We recognize that Sparton is in a unique position in relation to the strength of its balance sheet. With only $1.7 million of debt and $47.0 million in cash, we continue to assess the best use of our strong financial position on a regular basis. While our ambition has been to deploy our assets to implement the 5-Year Strategic Growth Plan, we did initiate a $3.0 million buyback earlier in the fiscal year based upon the known timing of the alternate and potential uses of our cash. Based on our most recent analysis, including the general uncertainty of the global economy, we maintain our belief that our strong financial position, whether it is to invest in our growth strategy or to weather a potential economic storm, is the proper use of our assets at this time.

{Slide 12 – Growth Investments: Fiscal 2012 Summary}

As the turnaround actions were being implemented in fiscal 2009 and 2010, the management team began the development of a 5-Year Strategic Growth Plan. As stated in the strategic plan, Sparton will continue to provide complex electronic and electromechanical devices and related services through niche opportunities in the Medical, Military and Aerospace, and Industrial

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markets. We continue to focus on building a national business development organization which has resulted in significant organic growth in the last fiscal year, but it is intended that much of Sparton’s growth will be driven by the acquisition of complementary businesses. Additionally, and to a lesser extent, Sparton will also continue to invest in the ongoing development of its proprietary product lines.

We are excited to see the positive results of the investments made in our business development and ancillary sales & marketing resources over the last two years. The fiscal 2012 net revenue grew $20.2 million, or 10%, across the entire company and is net of regular attrition, a $10.1 million impact of pre-acquisition sales related to Delphi Medical and Byers Peak in fiscal 2011, and approximately $13 million primarily from the loss of business related directly to Siemens’ dual sourcing decision. Even with those items netted out, Medical’s revenue increased 13% from fiscal 2011 through the implementation of our world-class business development and business-to-business marketing approach within that segment in the last two years. Given this success, we have made internal organizational changes to accelerate the implementation of these best practices across Sparton’s other business segments with the intention of achieving the same type of results in the coming years.

Excluding sonobuoy sales and acquisitions, revenue from new business increased to 7.4 percent of the total revenues in fiscal 2012, an increase from 4.5 percent of total revenues in fiscal 2011, 2.5 percent in fiscal 2010 and zero percent in fiscal 2009. This revenue was achieved through 40 new programs, including 20 first-time customers, as compared to 26 new programs and 11 first-time customers in fiscal 2011.

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We have also begun to internalize our marketing support function from an outside agency to directly influence, oversee and drive marketing initiatives that incorporate very specific return on investment justifications coupled with the implementation of associated metrics to drive and refine customer interaction. A significant amount of our new business awards in the last year have been a result of this refocused approach of marketing to our customers with the right message at the right time.

We are pleased and well positioned with our new business development efforts and expect to organically grow our business in the years to come.

We have continued to prudently invest in the development and launch of certain navigation products. Last year, we invested $1.3 million in product development activities, up $0.2 million from the year before. Our new product development phase-gated process helps us identify niche market-driven selling opportunities with an internal rate of return that justifies the overall investment.

In fiscal 2012, we launched a technologically advanced, proprietary line of navigation and exploration products: the DC-4, an enhanced digital compass used by manned and unmanned land navigation systems in static environments; the GEDC-6, a gyro-enhanced attitude heading reference system used in dynamic unmanned land and sea navigation systems; and, the PHOD-1, a small, rugged, omnidirectional, broadband hydrophone for underwater applications. And, in August 2012, Sparton released the AHRS-8, an attitude heading reference system with temperature compensation used in unmanned aerial vehicles. Although this is a longer term aspect of our growth strategy, we are encouraged by the activity surrounding these new products - which have led us to meet our investment objectives up to this point.

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We expect to expand this product line in the future as well as continue to invest in other proprietary technological ideas that are being generated by our staff of more than 100 engineers.

After completing two acquisitions in fiscal 2011, no transactions were made in fiscal 2012. We have a robust funnel of opportunities, but we are carefully assessing each target to ensure that each complements the requirements identified in our strategic plan.

The high-level gaps identified in our Strategic Growth Plan include, but are not limited to, geographical expansion in the Northeast, Midwest, and West coast, increasing the depth and breadth of offerings such as early conceptual design, enhanced product design & development, a wider array of manufacturing service offerings, and increasing our market share.

We have a significant amount of deal flow currently in our pipeline and are working diligently to bring these target companies into the Sparton family.

{Slide 13 – Fiscal 2013 Outlook}

Finally, I would like to close the presentation by providing a brief outlook on what to expect for fiscal 2013.

Despite the current global economic climate, we are confident in the steps we’re taking to counter macroeconomic pressures. Since fiscal year 2011, we have been successfully implementing deliberate and targeted growth initiatives that have and will further enhance our growth trajectory, all the while recognizing that organic business growth will continue to be a challenge in the current economic environment.

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As Sparton continues to implement its strategic growth plan, we plan to meet our growth expectations by focusing on new business development, internal product research and development, and complementary and compatible acquisitions.

In fiscal 2013, we will continue to gain traction on our direct selling effort and quest for new opportunities with new prospects as well as current customers. We will maintain our level of investment in internal research and development to commercially extend our product lines further by enabling our engineering workforce to develop new and innovative proprietary solutions for our end markets. We recognize that in order to achieve our vision of a $500 million revenue business by 2015, the majority of our growth will have to come from acquisitions and we will continue to seek out appropriate transactions that result in advancing our strategic growth plan while positively influencing shareholder value.

As in the past, we will be presenting at various investor and trade show conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring in the upcoming months are a presentation and investor meetings at:

•	Rodman & Renshaw Investor Conference in New York City on September 10th, followed by investor meetings the following day.

•	Our Annual Shareholder Meeting will be held in Schaumburg on October 24th.

•	We will be presenting at the SRA Fall Growth Stock Conference in San Francisco on October 30th, followed by two days of investor meetings along the West Coast.

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{Slide 14 – Q&A}

Overall, we continue to make improvements across the Company. Although our primary focus in the past year has been on profitable growth, we are continuously improving our operational metrics as well. The execution of our five-year strategic growth plan has provided measured in-roads to success, and the progress we have made should provide for year-over-year increases in revenue and profitability with the second half of fiscal 2013 being stronger than the first half as experienced in the previous two fiscal years.

We thank you for your support.

MIKE OSBORNE SPEAKS

Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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